LIBERTY STAR GOLD CORP

2766 N. Country Club Road	TEL: (520) 731-8786
Tucson, Arizona 85716-2204	FAX: (520) 844-1118
http://www.libertystargold.com/
July 11, 2006
NR 35	OTCBB: LBTS

FOR IMMEDIATE DISSEMINATION

LIBERTY STAR PLANS DRILLING AT NORTH PIPES AND CONTINUED WORK IN ALASKA

Tucson, Arizona – July 11, 2006 – Liberty Star Gold Corp (the “Company”), (symbol: LBTS) is pleased to review progress on its projects as of the current time. During the week of June 19–22, a meeting of the Technical Advisory Board, all geologists and prime service contractors was held at the Tucson headquarters. All aspects of the company’s projects were discussed during the four-day session. Material decisions are incorporated in the following review. The term “Super Project”, now used for both Big Chunk and North Pipes, simply indicates a project in which numerous mineral targets have been identified, any one or more of which could potentially contain commercially viable quantities of minerals.

North Pipes Super Project (NPSP), Arizona:

Exploration continues, and since the last press release update 360 additional claims have been staked. These cover about 11.6 square miles in 36 blocks including 81 new uranium breccia pipe targets (Pipes). Combined with the claims previously announced, the Company now controls 1,131 federal lode mining claims covering about 23,412 acres or approximately 36.6 square miles in 77 blocks including 224 Pipes. Each Pipe has the potential to be a stand-alone uranium mine if uranium of sufficient quantity and grade is discovered.

The Company now has a large enough number of Pipes to form a critical mass, with the potential to be important in the world uranium market if uranium of sufficient quantity and grade is discovered. During the week of June 6–13, Dr. Wenrich and President James Briscoe attended the China Power & Alternative Energy Conference in Beijing, China which was devoted in large part to in-depth discussions of China’s plans for constructing and operating more than 30 nuclear power generating plants. China will construct 2 nuclear power plants every year between now and the year 2020, with 18 more projected soon afterward. While in Beijing, private meetings were held with senior officials of the CNNC (China National Nuclear Corporation) which handles all aspects of uranium acquisition for China and the planned nuclear generators. The North Pipes Super Project was presented and the Company proposed a joint venture to explore and produce significant amounts of uranium for the CNNC. In this proposal the Company would manage the project with funding being provided by the CNNC. The proposal is under evaluation by the CNNC. No decision timetable has been set.

Some 30 miles of electrical geophysical work has been completed over 20 Pipes. Responsive zones starting at about 600 to 850 feet in depth in some areas have been identified. These appear to correspond with geologic layers (the Coconino sandstone and the Hermit shale) known to host uranium ore bodies and are interpreted as mineralization related to uranium. Additional geophysical interpretation is in progress.

The Company is using a new type of geochemical technique with very promising results which it appears may be extremely useful in defining mineralization in the Pipes.

Environmental surveying is in progress over 9 Pipes and permitting for drilling is expected to be obtained sequentially about the first of August through mid-September.

Negotiation for a major turn key drilling contract continues. Drilling start up should be about 90 days from signing.

International Uranium Corporation (IUC), a company not related to Liberty Star but working in a nearby area, has announced that the fully permitted Arizona 1 mine will begin construction at the start of 2007 and production is expected mid-summer 2007. Eight uranium mines have been in past production or drilled out around the North Pipes Super Project region. All of the Company’s Pipes are close to one or more of these eight. Our East Arizona 1 Pipe is about 1,200 feet away from IUC’s Arizona 1 and our Nagida, Melissa and Madison Pipes are about 4,200 feet away, respectively. The Meda, Mitra and Manar Pipes are less than two miles away while three others are slightly more than two miles away. The number of the Company’s Pipes within five miles or less of past producing mines or known ore bodies are as follows: Arizona 1 - 20, Pigeon Mine – 39, Hack Canyon Mines - 57, Kanab North Mine - 31, and Pine Nut Mine – 4. Remaining Company Pipes are more than five miles away, but for the most part within 10 miles, from known producing mines or announced ore bodies. Proximity to a known ore body does not, of course, indicate that our properties contain any ore.

Mr. Phil St. George relinquishes his position as Vice President Exploration of the Company to cut down on his travel obligations. He will continue as Manager, Alaska Properties, as a consultant. Mr. Paul Hohbach, selected collaboratively by St. George and Briscoe, has been named Manager–North Pipes Super Project (NPSP).  A geologist with extensive worldwide experience in base and precious metals operations, as well as other business enterprises, Mr. Hohbach is strongly experienced in uranium exploration. He will work with Dr. Wenrich and other members of the team to pursue drilling where warranted and exploration for and definition of ore bodies within the Company’s numerous breccia pipes on the North Pipes Super Project.

Negotiations for a joint venture are underway with a company to explore three Pipes in the newly defined Elle Project area. The Elle Project comprises 22 square miles (vs. the total area of the North Pipes Super Project of about 1,500 square miles or about 1.5% of the total) within the west central NPSP area and contains known mineralized Pipes and some Pipes which are defined by our recent geophysical program. They will also earn a right of first refusal for exploration of an additional 20 Pipes in the Elle project area. Should this joint venture be consummated, the program is expected to start up about late November of this year.

Alaska Projects:

After a second review at the recent Technical Advisory Board Meeting, plans for further geophysical and geochemical sampling at the Big Chunk Super Project (BCSP) and Bonanza Hills are made for late August, 2006. Both helicopter and lodging has been reserved for this work. At BCSP more detailed work on the Sub-Projects White Sox, Point Grey, Baltusrol, Bay Hill, and Silver Leaf, (the latter adjacent to the Northern Dynasty (ND) property line on the southeast boundary) is needed. As well, a very large gold and indicator-element geochemical anomaly in the west portion of the Big Chunk Caldera, covering parts of the Augusta, Black Diamond and Bel Aire blocks, needs more dense sampling and more geophysics prior to additional drilling. Size and geochemical characteristics appear similar to a large Nevada volcanic hosted gold system. Technical Advisory Board members Dr. Charles Ferguson and Dr. John Guilbert recommend several additional age dates on ore-associated rocks in the Pebble area to help evaluate current geologic mapping and drill results. Northern Dynasty has now revealed details on the East Pebble deposit discovered last field season. This large extension to the original Pebble discovery (now called West Pebble) is much larger and higher grade than originally announced. It is open to expansion in three directions and at depth and is being aggressively drilled by ND this field season. Because of its size, grade and depth it will be mined by underground block caving methods. Previous feasibility studies for production of the West Pebble are shelved and a new feasibility study will be prepared for the East Pebble and to include the West Pebble. All this has resulted from expanding the West Pebble drilling only 2,000 feet to the east. This new information has been entered into the Company’s plans for Big Chunk, in particular the need to refine our geophysics and geochemistry to take into account the possibilities for an East Pebble style mineral body. Again, proximity to a known ore body does not indicate that our properties contain any ore.

Kennecott-Rio Tinto has purchased 9.9% of ND shares for Cdn $87 million with an option to buy another 10% interest for a total of 19.9% of Northern Dynasty, marking the first significant major company entry into the Big Chunk Caldera region.

At Bonanza Hills, additional surface sampling of outcropping rock, as well as soil and stream sediment sampling, is planned. Continued positive results could identify drill targets which might be drilled late in the season.

ON BEHALF OF THE BOARD OF DIRECTORS

“James A. Briscoe”

James A. Briscoe,

President/Director

The Company currently holds 1,718 mineral claims, spanning 421 square miles centered approximately 25 miles northwest of the village of Iliamna on the north shore of Lake Iliamna. The Big Chunk claims adjoin Northern Dynasty’s Pebble project on the north border, forming a large donut shape and adjoining their border to the southeast. These two properties cover the entirety of the Big Chunk caldera, the volcanic-intrusive feature thought to be the source of mineralization in the area. With acquisitions in the North Pipes Super Project (NPSP) area of Northern Arizona, Liberty Star additionally now has 1,131 standard Federal Lode Mining Claims covering 23,412 acres or about 36.6 square miles in 77 separate blocks covering 224 breccia pipe targets. These claims are owned 100% by the Company and are not subject to royalty. The Bonanza Hills acquisition announced with News Release 24 includes 163 Alaska State Mining Claims covering 40.8 square miles and are 100% owned by the Company. The Company now has three major projects of three distinct types. These are the Big Chunk Project in Alaska, targeting porphyry copper-gold-moly-silver-zinc mineralization; the Bonanza Hills Project in Alaska, targeting high grade gold with by-product silver; and the North Pipes Project in Arizona, targeting uranium with by-product copper, silver and perhaps other metals.

SAFE HARBOR STATEMENT

Statements in this news release that are not historical are forward looking statements. Forward looking statements in this news release include that any one or more of our mineral targets could potentially contain commercially viable quantities of minerals; that each Pipe has the potential to be a stand-alone uranium mine if uranium of sufficient quantity and grade is discovered; that China will construct 2 nuclear power plants every year between now and the year 2020, with 18 more projected soon afterward; that certain zones of our North Pipes project appear to correspond with geologic layers known to host uranium ore bodies and are interpreted as mineralization related to uranium; that our new type of geochemical technique appears may be useful in defining mineralization in the Pipes; that permitting for drilling is expected to be obtained sequentially about the first of August through mid-September; that Drilling start up should be about 90 days from signing of a drilling contract; that a potential joint venture on the Elle Pipes is expected to start up about late-November of this year; that plans for further geophysical and geochemical sampling at Big Chunk and Bonanza Hills are made for late August, 2006; that additional surface sampling of outcropping rock as well as soil and stream sediment sampling is planned at Bonanza Hills; and that continued positive results could identify drill targets which might be drilled late in the season. It is important to note that the Company’s actual outcomes may differ materially from those statements contained in this press release. Factors which may delay or prevent these forward looking statements from being realized include misinterpretation of data, that we may not be able to raise sufficient funds to complete our intended exploration; that weather, new equipment may not perform as anticipated; logistical problems or hazards prevent us from exploration; that analysis of data may not be done accurately and at depth; results that we have found in any particular holes are not necessarily indicative of larger areas of our property; that China may decide not to proceed with construction of nuclear power plants; and that despite encouraging data there may be no commercially exploitable mineralization on our properties. Readers should refer to the risk disclosures outlined in the Company’s most recent 10-KSB and the Company’s other periodic reports filed from time to time with the Securities and Exchange Commission.